U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5
               Annual Statement of Changes in Beneficial Ownership

               Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

___      Check this box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instructions 1(b).
___      Form 3 Holdings Reported
___      Form 4 Transactions Reported

1.       Name and Address of Reporting Person

         Patrick Waddy
         C/o Dominion Biologicals
         5 Isnor Drive
         Dartmouth, NS  B3B  1M1 Canada

2.       Issuer Name and Ticker or Trading Symbol

         Immucor, Inc./BLUD

3.       IRS or Social Security Number of Reporting Person (Voluntary)

         NA

4.       Statement for Month/Year

         5/99

5.       If Amendment, Date of Original (Month/Year)

         NA

6.       Relationship of Reporting Person to Issuer (check all applicable)

                  Director
         X        Officer (give title below)
                  10% Owner
                  Other (specify below)

         President of Dominion Biologicals and European Finance Director


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TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.       Title of Security   (Instr.3)

         Common Stock, $.10 par value

2.       Transaction Date (Month/Day/Year)

         October 14, 1998

3.       Transaction Code (Instr. 8)

         P

4.       Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

         Amount               (A) or (D)        Price
         5,000                   A                $8.3125

5.       Amount of Securities
         Beneficially Owned at
         End of Issuer's Fiscal
         Year (Instr. 3 and 4)

           5,000
         15,000    (previously reported)
         ------
         20,000

 6.  Ownership Form:                 7.  Nature of Indirect
     Direct (D) or Indirect (I)          Beneficial Ownership
     (Instr. 4)                          (Instr. 4)

      D                                  NA
      D                                  NA
     ---                                ----
      D                                  NA

TABLE          II - Derivative Securities Acquired, Disposed of, or Beneficially
               Owned  (e.g.,  puts,  calls,   warrants,   options,   convertible
               securities)

1.       Title of Derivative Security (Instr. 3)

         Stock Option - Right to buy

2.       Conversion or Exercise Price of Derivative Security

         (i)      $9.688 per share
         (ii)     $9.375 per share

3.       Transaction Date (Month/Day/Year)

         (i)      7/31/98
         (ii)     4/9/99

4.       Transaction Code (Instr. 8)

         T


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5.       Number of Derivative Securities Acquired (A) or Disposed of (D)
          (Instr. 3, 4 and 5)

         (A)                        (D)
         (i)        7,500           NA
         (ii)     23,000

6.       Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable           Expiration Date
         (i)      7/31/00                   7/31/08
         (ii)     4/9/01                    4/9/09

7.       Title and Amount of Underlying Securities (Instr. 3 and 4)

         Title                                       Amount or Number of Shares
         (i)      7/31/00                              7,500
         (ii)     4/9/01                             23,000

8.       Price of Derivative Security (Instr. 5)

         NA

9.       Number of Derivative Securities Beneficially Owned at End of Year
          (Instr. 4)

         Number of derivative securities acquired=     30,500
         Other options previously reported =                   0
         Total owned at end of year                    30,500

10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)

         D

11.      Nature of Indirect Beneficial Ownership (Instr. 4)

         NA

Explanation of Responses:

NA


/s/ Patrick Waddy
Signature of Reporting Person

7/14/99
Date